Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements No. 333-217595, 333-197882, 333-185501, 333-182379, 333-171318, 333-151992, 333-135973, 333-114007, 333-270479 and 333-273810 on Form S-8 of NRG Energy, Inc. of our report dated May 9, 2025, except for modifications disclosed in Note 1b and Note 14, for which the date is August 14, 2025, with respect to the consolidated financial statements of CCS Power Finance Co, LLC and subsidiaries, which report appears in the Form 8-K of NRG Energy, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 30, 2026